Delisting Determination, The Nasdaq Stock Market, LLC, July 19, 2024, Aesthetic Medical International Holdings Group Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Aesthetic Medical International Holdings Group Ltd., effective at the opening of the trading session on July 29, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on March 6, 2024. On March 12, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 22, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On May 17, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company. The Company securities were suspended on May 21, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on July 1, 2024.